                                                                Exhibit 99.2


                            NORTHWESTERN CORPORATION

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To: The Shareholders and Board of Directors of NorthWestern Corporation

    We have audited the accompanying consolidated balance sheets of NORTHWESTERN CORPORATION (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended
December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NorthWestern Corporation and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1 to the consolidated financial statements, NorthWestern Corporation adopted the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging Activates) effective July 1, 2000.

/s/ Arthur Andersen LLP

Minneapolis, Minnesota
February 1, 2002, except for Note 18 as to which the date is February 15, 2002

                            NORTHWESTERN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   53,528     $   91,601
  Accounts receivable, net..................................      382,329        710,440
  Inventories...............................................      106,228        143,870
  Other.....................................................       86,461         55,080
                                                               ----------     ----------
                                                                  628,546      1,000,991

Property, Plant, and Equipment, Net.........................      818,367        695,965

Goodwill and Other Intangible Assets, Net...................      979,648      1,033,035

Other:
  Investments...............................................       94,650         93,463
  Other assets..............................................       96,150         74,616
                                                               ----------     ----------
                                                               $2,617,361     $2,898,070
                                                               ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................   $  155,000     $    5,000
  Current maturities of long-term debt of                          29,469        121,963
    subsidiaries--nonrecourse...............................
  Short-term debt of subsidiaries--nonrecourse..............      219,828             --
  Accounts payable..........................................      264,844        638,818
  Accrued expenses..........................................      259,959        194,896
                                                               ----------     ----------
                                                                  929,100        960,677

Long-term Debt..............................................      373,350        507,650
Long-term Debt of Subsidiaries--Nonrecourse.................      462,523        506,215
Deferred Income Taxes.......................................        5,934         55,549
Other Noncurrent Liabilities................................       75,476         59,524
                                                               ----------     ----------

Total Liabilities...........................................    1,846,383      2,089,615
                                                               ----------     ----------

Commitments and Contingencies (Notes 2, 7, 8, 15)
Minority Interests..........................................      183,312        398,004
                                                               ----------     ----------

Preferred Stock, Preference Stock, and Preferred Securities:
  Preferred stock--4 1/2% series............................        2,600          2,600
  Redeemable preferred stock--6 1/2% series.................        1,150          1,150
  Preference stock..........................................           --             --
  Corporation obligated mandatorily redeemable preferred          187,500         87,500
    securities of subsidiary trusts.........................
                                                               ----------     ----------
                                                                  191,250         91,250
                                                               ----------     ----------

Shareholders' Equity:
  Common stock, par value $1.75; authorized 50,000,000             47,942         40,968
    shares; issued and outstanding 27,396,762 and
    23,411,333..............................................
  Paid-in capital...........................................      240,797        165,932
  Treasury stock, 155,943 shares at cost....................       (3,681)            --
  Retained earnings.........................................      112,307        111,355
  Accumulated other comprehensive income (loss).............         (949)           946
                                                               ----------     ----------
                                                                  396,416        319,201
                                                               ----------     ----------
                                                               $2,617,361     $2,898,070
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements

                            NORTHWESTERN CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                    ACCUMULATED
                             NUMBER OF    NUMBER OF                                                    OTHER            TOTAL
                               COMMON      TREASURY     COMMON    PAID-IN    TREASURY   RETAINED   COMPREHENSIVE    SHAREHOLDERS'
                               SHARES       SHARES      STOCK     CAPITAL     STOCK     EARNINGS   INCOME (LOSS)       EQUITY
                             ----------   ----------   --------   --------   --------   --------   --------------   -------------
Balance at December 31,
  1998.....................    23,017         --       $40,279    $158,530   $    --    $81,100       $ 2,192         $282,101

Comprehensive Income:
  Net income...............        --         --            --          --        --     44,663            --           44,663
  Other comprehensive
    Income (loss), net of
    tax:
    Foreign currency
      translations.........        --         --            --          --        --         --           (78)             (78)
    Unrealized gain on
      marketable securities
      net of
      reclassification
      adjustment...........        --         --            --          --        --         --         2,861            2,861
  Exercise of warrants.....        92         --           159       1,498        --         --            --            1,657
  Distributions on minority
    interests in preferred
    securities of
    subsidiary trusts......        --         --            --          --        --     (6,601)           --           (6,601)
  Dividends on preferred
    stock..................        --         --            --          --        --       (191)           --             (191)
  Dividends on common
    stock..................        --         --            --          --              (24,256)           --          (24,256)
                               ------        ---       -------    --------   -------    --------      -------         --------
Balance at December 31,
  1999.....................    23,109         --        40,438     160,028        --     94,715         4,975          300,156

Comprehensive Income:
  Net income...............        --         --            --          --        --     49,553            --           49,553
  Other comprehensive
    Income (loss), net of
    tax:
    Foreign currency
      translation..........        --         --            --          --        --         --          (212)            (212)
    Unrealized loss on
      marketable securities
      net of
      reclassification
      adjustment...........        --         --            --          --        --         --        (3,817)          (3,817)
  Issuances of common
    stock..................       292         --           512       5,740        --         --            --            6,252
  Proceeds from exercise of
    warrants...............        10         --            18         164        --         --            --              182
  Distributions on minority
    interests in preferred
    securities of
    subsidiary trusts......        --         --            --          --        --     (6,601)           --           (6,601)
  Dividends on preferred
    stock..................        --         --            --          --        --       (191)           --             (191)
  Dividends on common
    stock..................        --         --            --          --        --    (26,121)           --          (26,121)
                               ------        ---       -------    --------   -------    --------      -------         --------
Balance at December 31,
  2000.....................    23,411         --        40,968     165,932        --    111,355           946          319,201

Comprehensive Income:
  Net income...............        --         --            --          --        --     44,532            --           44,532
  Other comprehensive
    Income (loss), net of
    tax:
    Foreign currency
      translation..........        --         --            --          --        --         --           122              122
    Unrealized loss on
      marketable securities
      net of
      reclassification
      adjustment...........        --         --            --          --        --         --        (2,017)          (2,017)

  Issuances of common
    stock..................     3,714         --         6,498      68,370        --         --            --           74,868
  Cashless exercise of
    warrants...............       272         --           476       6,321        --     (6,797)           --               --
  Amortization of unearned
    restricted stock
    compensation...........        --         --            --         174        --         --            --              174
  Purchases of treasury
    stock..................        --        156            --          --    (3,681)        --            --           (3,681)
  Distributions on minority
    interests in preferred
    securities of
    subsidiary trusts......        --         --            --          --        --     (6,827)           --           (6,827)
  Dividends on preferred
    stock..................        --         --            --          --        --       (191)           --             (191)
  Dividends on common
    stock..................        --         --            --          --        --    (29,765)           --          (29,765)
                               ------        ---       -------    --------   -------    --------      -------         --------
Balance at December 31,
  2001.....................    27,397        156       $47,942    $240,797   $(3,681)   $112,307      $  (949)        $396,416
                               ======        ===       =======    ========   =======    ========      =======         ========

  The accompanying notes are an integral part of these consolidated financial statements

                            NORTHWESTERN CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEAR ENDED DECEMBER 31
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
OPERATING REVENUES.......................................  $4,237,755   $7,132,090   $3,004,340
COST OF SALES............................................   3,380,188    6,295,675    2,467,765
                                                           ----------   ----------   ----------
GROSS MARGIN.............................................     857,567      836,415      536,575
                                                           ----------   ----------   ----------
OPERATING EXPENSES
  Selling, general and administrative....................     790,936      686,814      388,717
  Depreciation...........................................      66,138       58,034       43,602
  Amortization of goodwill and other intangibles.........      59,627       50,295       24,700
  Restructuring charge...................................      24,916           --           --
                                                           ----------   ----------   ----------
                                                              941,617      795,143      457,019
                                                           ----------   ----------   ----------
OPERATING INCOME (LOSS)..................................     (84,050)      41,272       79,556
Interest Expense.........................................     (90,365)     (77,207)     (53,154)
Investment Income and Other..............................       8,023        8,981        9,800
                                                           ----------   ----------   ----------
Income (Loss) Before Income Taxes and Minority
  Interests..............................................    (166,392)     (26,954)      36,202
Benefit (Provision) for Income Taxes.....................      47,380        4,117      (14,466)
                                                           ----------   ----------   ----------
Income (Loss) Before Minority Interests..................    (119,012)     (22,837)      21,736
Minority Interests.......................................     163,544       73,436       22,927
                                                           ----------   ----------   ----------
Income Before Cumulative Effect of Change in Accounting
  Principle..............................................      44,532       50,599       44,663
Cumulative Effect of Change in Accounting Principle, Net
  of Tax and Minority Interests..........................          --       (1,046)          --
                                                           ----------   ----------   ----------
Net Income...............................................      44,532       49,553       44,663
Minority Interests on Preferred Securities of Subsidiary
  Trusts.................................................      (6,827)      (6,601)      (6,601)
Dividends on Preferred Stock.............................        (191)        (191)        (191)
                                                           ----------   ----------   ----------
Earnings on Common Stock.................................  $   37,514   $   42,761   $   37,871
                                                           ==========   ==========   ==========
Average Common Shares Outstanding........................      24,390       23,141       23,094
Basic Earnings per Average Common Share:
  Before cumulative effect...............................  $     1.54   $     1.89   $     1.64
  Cumulative effect of change in accounting principle....          --         (.04)          --
                                                           ----------   ----------   ----------
  Basic..................................................  $     1.54   $     1.85   $     1.64
                                                           ==========   ==========   ==========
Diluted Earnings per Average Common Share:
  Before cumulative effect...............................  $     1.53   $     1.87   $     1.62
  Cumulative effect of change in accounting principle....          --         (.04)          --
                                                           ----------   ----------   ----------
  Diluted................................................  $     1.53   $     1.83   $     1.62
                                                           ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements

                            NORTHWESTERN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
OPERATING ACTIVITIES:
  Net Income................................................  $  44,532   $  49,553   $  44,663
    Items not affecting cash:
      Depreciation..........................................     66,138      58,034      43,602
      Amortization..........................................     59,627      50,295      24,700
      Deferred income taxes.................................    (48,529)     (9,493)     (9,518)
      Minority interests in net losses of consolidated
        subsidiaries........................................   (163,544)    (73,436)    (22,927)
      Foreign currency adjustments..........................        429        (732)       (261)
      Cumulative effect of change in accounting principle...         --       1,046          --
      Changes in current assets and liabilities, net of
        acquisitions:
        Accounts receivable.................................    332,545    (181,622)    (27,193)
        Inventories.........................................     37,907     (41,451)    (34,704)
        Other current assets................................    (31,704)     (9,285)      6,071
        Accounts payable....................................   (252,124)    184,653      33,113
        Accrued expenses....................................     80,988      66,665      15,848
        Other, net..........................................        736     (17,502)     (1,671)
                                                              ---------   ---------   ---------
      Cash flows provided by operating activities...........    127,001      76,725      71,723
                                                              ---------   ---------   ---------
  Investment Activities:
    Property, plant, and equipment additions................    (40,868)    (32,097)    (32,599)
    Sale of noncurrent investments and assets, net..........      7,053       5,753      34,198
    Acquisitions and growth expenditures....................   (157,042)   (152,765)   (207,663)
                                                              ---------   ---------   ---------
      Cash flows used in investing activities...............   (190,857)   (179,109)   (206,064)
                                                              ---------   ---------   ---------
  Financing Activities:
    Dividends on common and preferred stock.................    (29,956)    (26,312)    (24,447)
    Minority interest on preferred securities of subsidiary
      trusts................................................     (6,827)     (6,601)     (6,601)
    Subsidiary payment of common unit distributions.........    (27,364)    (37,124)    (37,003)
    Proceeds from issuance of common stock and common
      units.................................................     74,878          21        (971)
    Proceeds from exercise of warrants......................         --         182       1,657
    Issuance of long term debt..............................         --     149,625          --
    Repayment of long-term debt.............................     (5,000)     (5,000)     (5,000)
    Line of credit borrowings, net..........................     16,931      53,300      58,000
    Issuance of preferred securities of subsidiary trusts...     96,833          --          --
    Subsidiary repurchase of minority interests.............    (57,768)    (20,773)     (7,669)
    Line of credit (repayments) borrowings of subsidiaries,
      net...................................................    (66,516)     21,670       3,146
    Issuance of nonrecourse subsidiary debt.................      2,884      76,877     133,608
    Repayment of nonrecourse subsidiary debt................    (25,915)    (15,857)     (7,267)
    Short-term borrowings of subsidiaries, net..............     53,603     (14,700)     14,700
    Commercial paper (repayments) borrowings, net...........         --     (11,000)     11,000
                                                              ---------   ---------   ---------
      Cash flows provided by financing activities...........     25,783     164,308     133,153
                                                              ---------   ---------   ---------
  Increase (Decrease)in Cash and Cash Equivalents...........    (38,073)     61,924      (1,188)
  Cash and Cash Equivalents, beginning of period............     91,601      29,677      30,865
                                                              ---------   ---------   ---------
  Cash and Cash Equivalents, end of period..................  $  53,528   $  91,601   $  29,677
                                                              =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    NorthWestern Corporation ("Corporation") is a service and solutions company providing integrated energy, communications, air conditioning, heating, ventilating, plumbing and related services and solutions to residential and business customers throughout North America. A division of the Corporation is engaged in the regulated energy business of production, purchase, transmission, distribution and sale of electricity and the delivery of natural gas to customers located in the Midwest region of the United States. The Corporation has investments in Expanets, Inc. ("Expanets"), a national provider of integrated communications, data solutions and network services to business customers; Blue Dot Services Inc. ("Blue Dot"), a national provider of heating, ventilating, air conditioning, plumbing and related services ("HVAC") and CornerStone Propane Partners, L.P. ("CornerStone"), a publicly traded Delaware master limited partnership, formed to engage in the retail propane and wholesale energy-related commodities distribution business throughout North America.

BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Corporation and all wholly and majority-owned or controlled subsidiaries. The Corporation holds marketable preferred stock investments, Expanets preferred and common stock, Blue Dot preferred and common stock, CornerStone subordinated common units and CornerStone general partner and common units. The financial statements of these entities are included in the accompanying consolidated financial statements, and therefore included in referencing to "subsidiaries," by virtue of the voting and control rights associated with the common and preferred stock investments (see Note 2, Business Combinations and Acquisitions, for further discussion as to the nature and extent of the Corporation's investments in Expanets, Blue Dot and CornerStone). All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES

    Equity interests of the former owners of companies acquired by Expanets and Blue Dot who continue to hold an interest in Expanets and Blue Dot are reflected as Minority Interests in the consolidated financial statements. The public common unitholders' interest in CornerStone's net assets are also included in Minority Interests in the Corporation's consolidated financial statements.

    The income or loss allocable to minority interests will vary in the future depending on the underlying profitability of the various entities, after giving effect to all expenses of the entities (including where applicable, cost allocations from the Corporation) and to dividends on the outstanding preferred stock of these entities owned by the Corporation, and the equity structure of these entities. Further, in the event losses at these entities continue, allocation of those losses to minority interests will be limited to the amount by which the minority interest balance of the respective entity exceeds the amount of such interest subject to exchange agreements (see Note 2). As of December 31, 2001, exchange agreements totaling $6.0 million for Expanets and $12.4 million for Blue Dot remained outstanding and are included in Minority Interests.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The equity held by third parties of these entities as of December 31 is as follows:

                                                           THIRD PARTY EQUITY
                                                         REFLECTED AS MINORITY
                                                               INTERESTS
                                                         ----------------------
                                                           2001          2000
                                                         --------      --------
                                                              IN THOUSANDS
Expanets...............................................  $ 17,124      $140,390
Blue Dot...............................................    12,439        51,691
CornerStone............................................   153,245       205,172
Other..................................................       504           751
                                                         --------      --------
  Total................................................  $183,312      $398,004
                                                         ========      ========

    Loss (income) by entity allocated to Minority Interests were as follows for the years ended December 31:

                                                        MINORITY INTERESTS
                                                  ------------------------------
                                                    2001       2000       1999
                                                  --------   --------   --------
                                                           IN THOUSANDS
Expanets........................................  $127,893   $49,908    $14,393
Blue Dot........................................    13,555    17,913     10,395
CornerStone.....................................    22,096     5,615     (1,861)
                                                  --------   -------    -------
  Total.........................................  $163,544   $73,436    $22,927
                                                  ========   =======    =======

    Based upon the entities' capital structure at December 31, 2001, to the extent losses at Expanets and Blue Dot subsequently exceed $11.1 million, all such losses will be allocated to the Corporation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Corporation generally considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE, NET

    Accounts receivable are net of $13.0 million and $11.2 million of allowances for uncollectible accounts at December 31, 2001 and 2000.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Natural gas inventories for the regulated energy business are stated at lower of cost or market, using the first-in, first-out ("FIFO") method. Materials and supplies for the regulated energy business are stated at the lower of cost or market, with cost determined using the average cost method. Inventories for Expanets consist of voice and data equipment, parts and supplies held for use in the ordinary course of business and are stated at the lower of cost (weighted average) or market. Inventories for Blue Dot consist of air conditioning units and parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the FIFO method. CornerStone inventories are stated at the lower of cost or market, with cost being determined using the FIFO method for natural gas liquids, crude oil, natural gas, and parts, and the specific identification method for appliances.

INVESTMENTS

    The Corporation classifies its investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 states that certain investments in debt and equity securities be reported at fair value. Investments consist primarily of short-maturity, fixed-income securities and corporate preferred and common stocks. In addition, the Corporation has investments in privately held entities and ventures and various money market and tax-exempt investment programs.

    The Corporation's available-for-sale securities are classified under the provisions of SFAS 115 as follows:

                                                                        UNREALIZED
                                                FAIR VALUE     COST     GAIN (LOSS)
                                                ----------   --------   -----------
                                                           IN THOUSANDS
December 31, 2001
  Preferred stocks............................    $31,460    $32,660      $(1,200)
  Marketable securities.......................     63,190     63,190           --
December 31, 2000
  Preferred stocks............................    $36,507    $41,110      $(4,603)
  Marketable securities.......................     56,956     51,747        5,209

    The combined unrealized gain (loss), net of tax, at December 31, 2001 and 2000, was ($.8) million and $.4 million.

    The Corporation uses the specific identification method for determining the cost basis of its investments in available-for-sale securities. Realized gains and losses on its available-for-sale securities were $2.1 million, $2.9 million, and $.5 million in 2001, 2000 and 1999.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Corporation manages risk using derivative financial instruments for changes in natural gas supply prices, liquefied petroleum prices and interest rate fluctuations.

    The Corporation and CornerStone use commodity futures contracts to reduce the risk of future price fluctuations for natural gas and liquefied petroleum gas inventories and contracts. Increases or

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) decreases in contract values are reported as gains and losses in the Corporation's Consolidated Statements of Income.

    The fair value of fixed-price commodity contracts were estimated based on market prices of natural gas, natural gas liquids, and crude oil for the periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods has been applied to the volumes stipulated in each contract to arrive at an estimated future value. Total contracts of $7.2 million and $4.8 million at December 31, 2001 and 2000 existed with estimated future liabilities of $7.0 million and $4.5 million.

    The Corporation has entered into an interest rate swap agreement to fix the interest rate on $55.0 million of its term loan obligations of Montana Megawatts I (a wholly-owned subsidiary of the Corporation) at an average rate of 2.83% per annum. The agreement expires December 31, 2002. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense. Cash flows from the interest rate swap agreement are classified in cash flows from operations.

    The Corporation is exposed to credit loss in the event of nonperformance by counter parties. The Corporation minimizes its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term credit ratings of "A" or better and, therefore, does not anticipate nonperformance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost less depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the various classes of property, which range from three to 40 years. The Corporation includes in property, plant and equipment external and incremental internal costs associated with computer software developed for use in the businesses. Capitalization begins when the preliminary design stage of the project is completed. These costs are amortized on a straight-line basis over the project's estimated useful life once the installed software is ready for its intended use. During 2001, 2000 and 1999, the Corporation capitalized costs for internally developed software of $62.5 million, $4.3 million and $10.7 million. Internal costs capitalized for other property, plant and equipment were $18.0 million, $10.6 million and $10.0 million.

    Depreciation rates include a provision for the Corporation's share of the estimated costs to decommission three coal-fired generating plants at the end of the useful life of each plant. The annual provision for such costs is included in depreciation expense, while the accumulated provisions are included in other noncurrent liabilities.

    When property for the communications, HVAC or propane interests are retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is reflected in operations. No profit or loss is recognized in connection with ordinary retirements of depreciable electric and natural gas utility property. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Construction work in process is composed principally of costs incurred to date on the construction of a 240-megawatt natural gas-fired generation project currently under construction in Great Falls, MT. The remaining costs are for various projects underway in the regulated energy segment.

    Property, plant and equipment at December 31 consisted of the following:

                                                           2001        2000
                                                        ----------   ---------
                                                             IN THOUSANDS
Land and improvements.................................  $   17,550   $  17,507
Building and improvements.............................      73,099      74,864
Storage, distribution, transmission and generation....     677,400     664,042
Construction work in process..........................      70,025      13,342
Other equipment.......................................     330,835     210,323
                                                        ----------   ---------
                                                         1,168,909     980,078
Less accumulated depreciation.........................    (350,542)   (284,113)
                                                        ----------   ---------
                                                        $  818,367   $ 695,965
                                                        ==========   =========

GOODWILL AND OTHER INTANGIBLES

    Goodwill and other intangibles consist of the following at December 31 (in thousands):

                                                          2001         2000
                                                       ----------   ----------
Goodwill.............................................  $  778,964   $  759,215
Noncompete agreements................................      26,669       27,761
Financing costs......................................      33,437       24,882
Other intangibles....................................     306,038      316,987
                                                       ----------   ----------
                                                        1,145,108    1,128,845
Less accumulated amortization........................    (165,460)     (95,810)
                                                       ----------   ----------
                                                       $  979,648   $1,033,035
                                                       ==========   ==========

    The excess of the cost of businesses acquired over the fair value of all tangible and intangible assets acquired, net of liabilities assumed, has been recorded as goodwill. Other intangibles primarily consist of dealer agreements, maintenance contracts and assembled work force costs. Intangibles and goodwill are being amortized over the estimated periods benefited, which range from three to 40 years. Financing costs are amortized over the term of the applicable debt.

    The Corporation's policy is to review property, goodwill and other intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable as measured by the comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. If such review indicates that the carrying amount is not recoverable, the Corporation's policy is to reduce the carrying amount of these assets to fair value.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INSURANCE SUBSIDIARY

    Risk Partners, Inc. is a wholly owned off-shore insurance subsidiary created during 2001 to insure worker's compensation, general liability and automobile liability risks. At December 31, 2001, Expanets and CornerStone were insured through Risk Partners, Inc. Reserve requirements are established based on actuarial projections of ultimate losses. Any losses estimated to be paid within one year from the balance sheet date are classified as accrued expenses, while losses expected to be payable in later periods are included in other long-term liabilities. Risk Partners, Inc. has purchased reinsurance policies through a third-party reinsurance company to transfer a portion of the insurance risk.

REVENUE RECOGNITION

    Electric and natural gas utility revenues are based on billings rendered to customers rather than on meters read or energy delivered. Customers are billed monthly on a cycle basis. Communications and HVAC revenues are recognized as goods are delivered to customers or services are performed, except for work performed under material installation or service contracts. Revenues under material installation or service contracts are recognized on the percentage-of-completion method based on the percentage of costs incurred to date in relation to total estimated costs for each contract. Provisions for total estimated losses on uncompleted contracts are recognized in the period such losses are determined. Revenues from propane sales are recognized principally when fuel products are shipped or delivered to customers.

INCOME TAXES

    Deferred income taxes relate primarily to the difference between book and tax methods of depreciating property, the difference in the recognition of revenues for book and tax purposes, certain natural gas costs, which are deferred for book purposes but expensed currently for tax purposes and net operating loss carryforwards.

    For book purposes, deferred investment tax credits are being amortized as a reduction of income tax expense over the useful lives of the property which generated the credits.

REGULATORY ASSETS AND LIABILITIES

    The regulated operations of the Corporation are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulations." Regulatory assets represent probable future revenue associated with certain costs, which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.

    If all or a separable portion of the Corporation's operations becomes no longer subject to the provisions of SFAS No. 71, an evaluation of future recovery of the related regulatory assets and liabilities would be necessary. In addition, the Corporation would determine any impairment to the carrying costs of deregulated plant and inventory assets.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING STANDARDS

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Corporation adopted the provisions of SFAS No. 133, as amended, effective July 1, 2000, consistent with the timing of CornerStone's adoption of SFAS No. 133. The initial adoption of SFAS No. 133 at CornerStone resulted in a charge of $5.3 million and is reflected in the consolidated statements of income as a cumulative effect of change in accounting principle and is shown net of taxes of $.5 million and net of minority interest of $3.8 million. Propane related and natural gas commodity pricing gains relating to the change in derivatives' fair value since the date of adoption are reported as part of cost of sales and total $.2 million and $.3 million for the years ended December 31, 2001 and 2000.

    In evaluating the requirements of Staff Accounting Bulletin No. 101 ("SAB 101"), an adjustment for certain activities of CornerStone was required. Certain natural gas and crude oil activities were recorded on a one-month-lag basis as sufficient information was not available to recognize current month activity. In connection with the implementation of improved information systems and because of the increase in these activities, CornerStone began to recognize such activities in the month in which they occurred, beginning with the quarter ended December 31, 2000. Accordingly, additional revenue and accounts receivable of $321.1 million, cost of sales and accounts payable of $319.3 million and gross margin of $1.8 million were recorded in the fourth quarter of 2000.

    SFAS No. 141, "Business Combinations," issued in June 2001, requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, it requires that all identifiable intangible assets be separately recognized and the purchase price allocated accordingly, which will result in the recognition, in some instances, of substantially more categories of intangibles.

    SFAS No. 142, "Goodwill and Other Intangible Assets," was also issued in June 2001 and eliminates amortization of goodwill and allows amortization of other intangibles only if the assets have a finite, determinable life. At adoption, and at least annually thereafter, companies must also perform an impairment analysis of intangible assets at the reporting unit level, to determine whether the carrying value exceeds the fair value of the assets. In instances where the carrying value is less than the fair value of the asset, an impairment loss must be recognized. Subsequent reversal of a previously recognized impairment loss is prohibited. SFAS No. 142 is effective for all fiscal years beginning after December 15, 2001, with early application permitted in some instances for entities with fiscal years beginning after March 15, 2001. CornerStone adopted the provisions of SFAS No. 142 effective July 1, 2001 and the initial impairment assessment is that there is no impairment associated with adoption. CornerStone's amortization expense for the six-month period ended December 31, 2001 was reduced by approximately $4.0 million, but the effect of this reduction and all other impacts of CornerStone's adoption of SFAS No. 142 have been fully reversed in the Corporation's financial statements since the Corporation will adopt SFAS No. 142 effective January 1, 2002. The Corporation is currently in the process of evaluating the impact of SFAS No. 142 on all reporting units. While it is not currently known what the impact to net income will be from the discontinuance of amortization or possible loss impairments, it is anticipated to have a material effect on the results of operations.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in August 2001 and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and the impact on the Corporation's results of operations and financial position is currently under review by management.

    SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in October 2001 and establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and management is currently evaluating the impact of the Statement on the Corporation's results of operations and financial position is currently under review by management.

RELATED PARTY TRANSACTIONS

    The Corporation provides certain services to its subsidiaries, including insurance, administrative support for employee benefits, transaction structuring, financial analysis and information technology. These services are provided under arrangements that include reimbursements for certain costs (primarily salaries) under terms that approximately reflect the Corporation's actual costs. These fees were $15.2 million and $11.5 million in 2001 and 2000 with no fees charged in 1999.

    The Corporation extended a $51.4 million operational loan to Expanets during 2001. The loan was used for general operating purposes by the business and bears interest at 17% per annum. As an intercompany transaction, it is has been eliminated from the consolidated financial statements.

RECLASSIFICATIONS

    Certain 1999 and 2000 amounts have been reclassified to conform to the 2001 presentation. Such reclassifications had no impact on net income or shareholders' equity as previously reported.

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                   2001       2000       1999
                                                 --------   --------   --------
                                                          IN THOUSANDS
Cash paid for
  Income taxes.................................  $  7,297   $  7,306   $24,020
  Interest.....................................   100,234     76,228    49,591
Noncash transactions for
  Exchange of warrants for common stock........     6,795         --        --
  Issuance of restricted stock.................       760         --        --
  Issuance of common stock for acquisitions and
    repurchases of subsidiary stock............        --      6,252        --
  Assets acquired in exchange for current
    liabilities and debt.......................    21,712     66,241     5,771
  Subsidiary stock issued to third parties for
    acquisitions, debt, earn-outs and notes
    receivable.................................    28,739    176,832    41,852
  Inventory purchased using short-term debt....   125,000         --        --

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  BUSINESS COMBINATIONS AND ACQUISITIONS

EXPANETS

    On March 31, 2000, Expanets acquired a portion of Lucent Technologies' Growing and Emerging Markets business. As part of the purchase, Lucent received $145 million in junior convertible preferred stock in Expanets, which is subordinated to the Corporation's preferred stock investment and is PARI PASSU with Expanets common stock. The purchase price also included $64 million in cash, a $15 million convertible note and a $35 million nonrecourse subordinated note. As of December 31, 2001, the $15 million convertible note had been converted to Expanets junior convertible Series D preferred stock.

    At December 31, 2001, Expanets had 152 operational centers located across the United States. The Corporation's investment in Expanets at December 31, 2001, consisted of $313.6 million in the form of 12% coupon non-convertible preferred stock and $.5 million in the form of Series B Common Stock that is convertible at the option of the Corporation into 40% of the originally issued common stock at Expanets. The Corporation holds supervoting rights through its preferred stock investment as well.

BLUE DOT

    At December 31, 2001, Blue Dot had acquired 91 companies in 29 states. The Corporation's investment in Blue Dot at December 31, 2001, consisted of
$329.4 million in the form of 11% coupon non-convertible redeemable preferred stock and $.5 million in the form of Series B Common Stock that is convertible at the option of the Corporation into 40% of the originally issued common stock of Blue Dot. The Corporation holds supervoting rights through its preferred stock investment as well.

CORNERSTONE

    At December 31, 2001, CornerStone's capital consisted of 17,293,340 Common Units, 6,597,619 Subordinated Units representing limited partner interests, a 2% aggregate general partner interest and approximately 676,000 warrants to purchase Common Units. At December 31, 2001, the Corporation's wholly and majority-owned subsidiaries owned all 6,597,619 Subordinated Units, 379,438 Common Units, all outstanding warrants and an aggregate 2% general partner interest in CornerStone, for a combined approximate 30% effective interest.

THE MONTANA POWER COMPANY

    On October 2, 2000, the Corporation announced it had entered into a definitive agreement to acquire The Montana Power Company's (NYSE:TAA) energy distribution and transmission business.

    On February 15, 2002, the Corporation completed the acquisition for $602.0 million in cash and the assumption of $488.0 million in existing Montana Power Company debt and preferred stock, net of cash received. As a result of the acquisition, the Corporation will be the provider of natural gas and electricity to more than 575,000 customers in Montana, South Dakota and Nebraska and the capacity to provide service to wider regions of the country. See Note 18 for further discussion of this transaction.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  BUSINESS COMBINATIONS AND ACQUISITIONS (CONTINUED)
OTHER

    Acquisitions made by Expanets and Blue Dot generally utilize a combination of cash and stock (of Expanets or Blue Dot). In connection with certain acquisitions of both Expanets and Blue Dot, the sellers can elect to exchange the stock of Expanets or Blue Dot for cash at a predetermined exchange rate. Alternatively, Blue Dot, in certain circumstances, may, at its election, purchase the stock directly from the seller at the same predetermined exchange rate using their choice of cash or common stock of the Corporation. During 2001, Expanets exchanged $20.3 million in cash for Expanets stock issued in prior acquisitions and Blue Dot exchanged $37.5 million in cash. As of December 31, 2001, exchange agreements totaling $6.0 million for Expanets and $12.4 million for Blue Dot remained outstanding and are included in Minority Interests.

    The acquisitions made by Expanets, Blue Dot and CornerStone have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed in the current year acquisitions have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Corporation does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition. The accompanying unaudited consolidated pro forma results of operations for the years ended December 31, 2001 and 2000 give effect to the acquisitions as if such transactions had occurred at the beginning of the period:

                                                         2001            2000
                                                      ----------      ----------
                                                              UNAUDITED
                                                             IN THOUSANDS
                                                       EXCEPT PER SHARE AMOUNTS
Revenues............................................  $4,269,698      $7,215,467
Net income..........................................  $   46,810      $   53,619
Diluted earnings per share..........................  $     1.63      $     2.01

    As the purchase of Lucent Technologies' Growing and Emerging Markets business was an asset purchase rather than an acquisition, no pro forma results of operations were required by the Securities and Exchange Commission.

    Liabilities for costs associated with the shutdown and consolidation of certain acquired facilities and severance costs at December 31, 2001 and 2000 are as follows (in thousands):

                                                                2001       2000
                                                              --------   --------
Facility closing and other costs............................   $2,856     $5,830
Severance...................................................      195      1,750
                                                               ------     ------
                                                               $3,051     $7,580
                                                               ======     ======

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  RESTRUCTURING CHARGE

    The restructuring charge of $24.9 million recognized in the fourth quarter of 2001 relates to the Corporation's Operational Excellence Initiative which is targeting selling, general and administrative cost reductions of approximately $150 million. The Board of Directors approved this initiative in November 2001.

    The following components of the restructuring charge to expense for the year ended December 31, 2001 were as follows:

                                                                  IN
                                                              THOUSANDS
                                                              ----------
Employee termination benefits...............................   $16,643
Facility closure costs......................................     4,745
Other.......................................................     3,528
                                                               -------
                                                               $24,916
                                                               =======

    The employee-related termination benefits include severance costs for 474 employees. Facility closure costs include lease payments for remaining lease terms of unused facilities after closure as well as any early exit costs that the Corporation is contractually liable for. Restructuring expenses of $5.6 million had been paid as of December 31, 2001. The remaining balance of $19.3 million is part of Accrued Expenses on the Consolidated Balance Sheets.

4.  SHORT-TERM DEBT

    The Corporation may issue short-term debt in the form of commercial paper as interim financing for general corporate purposes. The Corporation also maintains other secured and unsecured lines of credit as described in Note 5, Long-Term Debt. At December 31, 2001, the Corporation did not have any commercial paper borrowings outstanding.

    In May 2001, Expanets obtained a short-term line of credit to finance product purchases from Avaya Inc. (successor to Lucent). Borrowings under the line are limited to the lesser of $125.0 million or the borrowing base (75% of eligible customer accounts plus 60% of eligible inventory). $125.0 million was outstanding at December 31, 2001, bearing interest at 12% on any borrowings outstanding greater than 45 days. The Corporation is obligated by virtue of a purchase participation obligation to purchase up to $25.0 million of inventory and accounts upon an event of default by Expanets. The line expires March 31, 2002.

    The CornerStone Bank Credit Facility (the "Facility") was entered into as of November 28, 2001 and matures on November 28, 2002 and provides $50.0 million of available credit for general corporate purposes. The Facility bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which depends upon CornerStone's ratio of consolidated debt to consolidated cash flow, and can range from .75% to 2.0%. The Facility is collateralized by substantially all assets of CornerStone and ranks pari passu with CornerStone's Senior Secured Notes. The Facility contains restrictive covenants similar to those under the Senior Secured Notes and also requires that CornerStone maintain a ratio of total funded indebtedness to consolidated cash flow, as defined. In extending the Facility, the Corporation provided a guaranty for the entire $50.0 million. As a result, CornerStone's independent Audit Committee and Board of Directors approved a $2.3 million cash commitment fee and the issuance of 487,179 warrants to purchase common units at $.10 per unit. The

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  SHORT-TERM DEBT (CONTINUED)
commitment fee and value of the warrants are being recognized over the term of the guaranty. At December 31, 2001, $41.2 million was outstanding on the Facility with an effective interest rate of 4.65%, but CornerStone was not in compliance with the financial ratio covenants and therefore no additional borrowings were available. The Facility was amended on January 18, 2002 to address certain covenant violations, but also suspended CornerStone's ability to pay Minimum Quarterly Distributions for the remaining term of the Facility (see
Note 18).

    Montana Megawatts I, LLC, a wholly owned subsidiary of the Corporation, entered into a 365-day term loan in September 2001 to finance the purchase of certain equipment and related expenses for a 240-megawatt natural gas-fired generation project currently under construction in Great Falls, Montana. The loan bears interest at LIBOR plus 1.50%. The Corporation has provided a guarantee on 50% of the borrowings outstanding (maximum of $27.5 million) on the loan. As of December 31, 2001, $53.6 million had been drawn on the loan with an effective interest rate of 4.63% and is reflected on the balance sheet as part of non-recourse short-term debt.

5.  LONG-TERM DEBT

    Long-term debt at December 31 consisted of the following (in thousands):

                                                     DUE        2001        2000
                                                   --------   ---------   --------
Long-Term Debt
Senior unsecured debt--6.95%.....................    2028     $ 105,000   $105,000
General mortgage bonds--
  6.99%..........................................    2002         5,000     10,000
  7.10%..........................................    2005        60,000     60,000
  7%.............................................    2023        55,000     55,000
Pollution control obligations--
  5.85%, Mercer Co., ND..........................    2023         7,550      7,550
  5.90%, Salix, IA...............................    2023         4,000      4,000
  5.90%, Grant Co., SD...........................    2023         9,800      9,800
Bank credit facility.............................    2003       132,000    111,300
Floating rate notes..............................    2002       150,000    150,000
Less current maturities..........................              (155,000)    (5,000)
                                                              ---------   --------
                                                              $ 373,350   $507,650
                                                              =========   ========

    Substantially all of the Corporation's electric and natural gas utility plant is subject to the lien of the indentures securing its general mortgage bonds and pollution control obligations. General mortgage bonds of the Corporation may be issued in amounts limited by property, earnings and other provisions of the mortgage indenture.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LONG-TERM DEBT (CONTINUED)

    The Corporation entered into an unsecured Bank Credit Facility with a group of commercial banks in June 1999. The Bank Credit Facility was amended in October 2001 to increase the available credit to $315 million and extend the Facility maturity date to January 1, 2003. The Bank Credit Facility is used for general corporate purposes including acquisitions. There were $132.0 million of borrowings outstanding and $115.0 million available under the Bank Credit Facility at December 31, 2001 after consideration of nonrecourse debt guaranties and borrowings outstanding. The Bank Credit Facility bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which depends upon the total borrowings outstanding on the Bank Credit Facility and can range from zero to 2.0%. The effective interest rate on borrowings outstanding for the year ended December 31, 2001 was 5.1% with a rate at December 31, 2001 of 3.19%. The Bank Credit Facility contains restrictive covenants, which require the Corporation to maintain a minimum net worth and a maximum debt to equity ratio. The Corporation was in compliance with all terms and covenants at December 31, 2001. The facility expires January 1, 2003.

    On September 21, 2000, the Corporation completed a private placement of $150 million principal amount of medium term floating rate notes. Net proceeds of $149.6 million were used to repay a portion of the debt outstanding from the Corporation's Bank Credit Facility. The notes mature September 21, 2002 and bear interest at LIBOR plus .75%. The effective interest rate on the notes for 2001 was 5.2% with a rate at December 31, 2001 of 2.65%.

    The following table summarizes the long-term nonrecourse obligations of subsidiaries (in thousands):

                                                   DUE        2001       2000
                                                 --------   --------   --------
Senior Secured Notes--
  7.33%........................................     2010    $220,000   $220,000
  7.53%........................................     2013      85,000     85,000
  10.26%.......................................     2009      45,000     45,000
  8.08%........................................     2005      30,000     30,000
  8.27%........................................     2009      30,000     30,000
Bank Credit Facility (CornerStone).............     2001          --     69,700
Bank Credit Facility (Blue Dot)................     2002      12,950     48,478
Subordinated note..............................               23,743     35,000
Convertible promissory note....................                   --     15,000
Other term debt................................  Various      45,299     50,000
Less current maturities........................              (29,469)  (121,963)
                                                            --------   --------
                                                            $462,523   $506,215
                                                            ========   ========

    The 7.33% and 7.53% Senior Secured Notes are collateralized by substantially all of the assets of CornerStone and rank PARI PASSU with the CornerStone Bank Credit Facility (described in Note 4). The 7.53% Senior Secured Notes mature in the year 2010 with eight equal annual installments beginning in the year 2003. The 7.33% Senior Secured Notes mature in the year 2013 with nine equal annual installments beginning in the year 2005. CornerStone may, at its option and under certain circumstances following the disposition of assets, be required to offer to prepay the Notes in whole or in part. The Notes agreement contains restrictive covenants applicable to CornerStone including

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  LONG-TERM DEBT (CONTINUED)
a) restrictions on the incurrence of additional indebtedness, b) restrictions on the ratio of consolidated cash flow to consolidated interest expense of CornerStone, as defined, and c) restrictions on certain liens, loans and investments, payments, mergers, consolidations, sales of assets and other transactions.

    The 8.08% Senior Secured Notes mature in 2005 with equal annual installments beginning in the year 2003. The 8.27% Senior Secured Notes mature in 2009 with equal annual installments beginning in 2003. These notes rank on an equal and ratable basis with the CornerStone Bank Credit Facility and other Senior Secured Notes. The 10.26% Senior Notes mature in 2009 with equal annual installments beginning in the year 2005 and are subordinated to the 7.53% and 7.33% Senior Secured Notes and the CornerStone Bank Credit Facility.

    The Corporation had provided a guaranty and stand-by commitment to purchase up to approximately $70 million of secured loans under ConerStone's Bank Credit Facility. The guaranty and stand-by commitment ended with the expiration of the Bank Credit Facility on November 28, 2001. In connection with this commitment, CornerStone's independent Audit Committee and Board of Directors approved the payment to the Corporation of a cash commitment fee and warrants to purchase common units at $.10 per unit. The commitment fee of $4.6 million remains unpaid and approximately 189,000 warrants remain unexercised as of December 31, 2001. The commitment fee and the value of the warrants were recognized over the term of the guaranty.

    As of December 31, 2001, Blue Dot has a Bank Credit Facility with a group of commercial banks that originally provided for advances up to $135.0 million. The Bank Credit Facility is used for working capital and to finance business acquisitions. There were $13.0 million and $48.5 million of borrowings outstanding under the Bank Credit Facility at December 31, 2001 and 2000. Under terms of the Bank Credit Facility, no additional borrowings are available at December 31, 2001. The Bank Credit Facility bears interest at a variable rate tied to certain LIBOR rate or prime rate plus a variable margin, which depends upon Blue Dot's interest coverage rates. The effective interest rate for 2001 was 8.52% with a rate at December 31, 2001 of 7.50%. The Bank Credit Facility matured in February 2002 and all borrowings under the Bank Credit Facility were repaid January 31, 2002.

    The balance of other nonrecourse debt of $45.3 million and $100.0 million at December 31, 2001 and 2000 is generally comprised of debt assumed and issued in conjunction with acquisitions.

    Annual scheduled consolidated retirements of long-term debt, including nonrecourse debt, during the next five years are $184.5 million in 2002, $184.3 million in 2003, $48.9 million in 2004, $151.0 million in 2005 and
$52.8 million in 2006.

    The Corporation and its subsidiaries expect to repay or refinance all short and long-term debt coming due in 2002 using proceeds from long-term financing expected to be completed in 2002.

6.  INCOME TAXES

    Prior to 2000, the Corporation filed separate federal income tax returns for Expanets, Blue Dot and the regulated, unregulated and corporate activities of the Corporation. In 2000, the Corporation determined that control levels for Blue Dot, as defined by the applicable tax regulations, had been met and allowed for the entity to be included in the regulated, unregulated and corporate tax return filed for the year ended December 31, 2000. For 2001, the Corporation has determined that the control levels for Expanets have been met as well and the entity will also be included in the consolidated tax

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  INCOME TAXES (CONTINUED)
return to be filed for the year ended December 31, 2001. The net operating losses identified in the tables below have a twenty-year carryforward period.

    Income tax expense (benefit) for the years ended December 31 is comprised of the following (in thousands):

                                                    2001       2000       1999
                                                  --------   --------   --------
Federal income
  Current.......................................  $  3,269   $ 5,610    $22,079
  Deferred......................................   (46,546)   (9,071)    (9,179)
  Investment tax benefit........................      (535)     (539)      (562)
State income tax................................    (3,568)     (117)     2,128
                                                  --------   -------    -------
                                                  $(47,380)  $(4,117)   $14,466
                                                  ========   =======    =======

    The following table reconciles the Corporation's effective income tax rate to the federal statutory rate:

                                                          2001          2000          1999
                                                        --------      --------      --------
Federal statutory rate................................   (35.0)%       (35.0)%        35.0%
  State income, net of federal benefit................    (2.1)%          --           4.0%
  Amortization of investment tax credit...............    (0.3)%        (2.0)%        (1.0)%
  Taxable dividends from subsidiaries.................      --          12.0%          5.0%
  Nondeductible goodwill amortization.................     3.8%         23.0%         11.0%
  Dividends received deduction and other
    investments.......................................     (.4)%       (14.0)%       (10.0)%
  Valuation allowance.................................     5.9%           --            --
  Other, net..........................................     (.7)%         1.0%         (4.0)%
                                                         -----         -----         -----
                                                         (28.8)%       (15.0)%        40.0%
                                                         =====         =====         =====

    The components of the net deferred income tax liability recognized in the Corporation's Consolidated Balance Sheets are related to the following temporary differences at December 31 (in thousands):

                                                            2001       2000
                                                          --------   --------
Excess tax depreciation.................................  $(84,898)  $(95,866)
Safe harbor leases......................................        --      1,238
Regulatory assets.......................................     4,189      4,189
Regulatory liabilities..................................    (3,138)    (2,838)
Unbilled revenue........................................     2,304      7,135
Unamortized investment tax credit.......................     2,205      2,740
Unrealized gain (loss) on investments...................       144     (3,464)
Compensation accruals...................................     8,010      2,054
Reserves and accruals...................................    29,192     22,702
Recognition of net operating loss carryforward..........    48,712         --
AMT credit carryforward.................................     1,577         --
Valuation allowance on net operating loss...............   (11,035)        --
Other, net..............................................    (3,196)     6,561
                                                          --------   --------
                                                          $ (5,934)  $(55,549)
                                                          ========   ========

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  JOINTLY OWNED PLANTS

    The Corporation has an ownership interest in three electric generating plants, all of which are coal fired and operated by other utility companies. The Corporation has an undivided interest in these facilities and is responsible for its proportionate share of the capital and operating costs while being entitled to its proportionate share of the power generated. The Corporation's interest in each plant is reflected in the consolidated balance sheets on a pro rata basis and its share of operating expenses is reflected in the consolidated statements of income. The participants each finance their own investment.

    Information relating to the Corporation's ownership interest in these facilities at December 31, 2001, is as follows:

                                                   BIG STONE   NEAL #4    COYOTE I
                                                    (S.D.)      (IOWA)     (N.D.)
                                                   ---------   --------   --------
                                                            IN THOUSANDS
Ownership percentages............................      23.4%       8.7%      10.0%
Plant in service.................................   $48,267    $34,441    $47,120
Accumulated depreciation.........................   $29,978    $21,518    $25,414

8.  OPERATING LEASES

    The Corporation, CornerStone, Expanets and Blue Dot lease office, office equipment and warehouse facilities under various long-term operating leases. At December 31, 2001, future minimum lease payments under noncancelable lease agreements are as follows in thousands:

2002.........         $27,359
2003.........          18,632
2004.........          13,244
2005.........           9,968
2006.........           6,062
Thereafter...           4,452

    Lease and rental expense incurred were $29.3 million, $23.0 million and $13.8 million in 2001, 2000 and 1999, respectively.

9.  TEAM MEMBER BENEFIT PLANS

    The Corporation maintains a noncontributory defined benefit pension plan for team members of corporate and the regulated utility division. The benefits to which a team member is entitled under the plan are derived using a formula based on the number of years of service and compensation levels, as defined. The Corporation determines the annual funding for its plan using the frozen initial liability cost method. The Corporation's annual contribution is funded in accordance with the requirements of the Employee Retirement Income Security Act. Assets of the plan consist primarily of debt and equity securities.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  TEAM MEMBER BENEFIT PLANS (CONTINUED)
    Following is a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the two-year period ended
December 31, 2001, and a statement of the funded status as of December 31 of both years:

                                                             2001       2000
                                                           --------   --------
                                                              IN THOUSANDS
Reconciliation of Benefit Obligation
Obligation at January 1..................................  $46,304    $ 57,549
  Service cost...........................................      780         922
  Interest cost..........................................    3,280       3,805
  Actuarial (gain) loss..................................    2,450        (120)
  Benefits paid..........................................   (4,642)     (8,316)
  Plan amendments........................................       --        (264)
  Settlement cost........................................       --     (11,885)
  Special termination benefits...........................       --       4,613
Benefit obligation at end of year........................   48,172      46,304
Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at January 1...................   58,438      84,135
  Actual return on plan assets...........................   (4,925)     (5,496)
  Benefits paid..........................................   (4,642)     (8,316)
  Settlements............................................       --     (11,885)
Fair value of plan assets at end of year.................   48,871      58,438
Funded Status
Funded status at December 31.............................      698      12,133
  Unrecognized transition amount.........................      619         773
  Unrecognized net actuarial loss (gain).................    3,109      (9,220)
  Unrecognized prior service cost........................    1,642       2,099
                                                           -------    --------
Prepaid (accrued) benefit cost...........................  $ 6,068    $  5,785
                                                           =======    ========

    The following table provides the components of net periodic benefit cost for the plans for 2001, 2000 and 1999:

                                                      2001       2000       1999
                                                    --------   --------   --------
                                                             IN THOUSANDS
Service cost......................................  $   780    $   922    $ 1,149
Interest cost.....................................    3,280      3,805      3,682
Expected return on plan assets....................   (4,738)    (6,318)    (6,059)
Amortization of transition obligation.............      155        155        155
Amortization of prior service cost................      457        457        501
Amortization of net gain..........................     (215)      (729)      (672)
Special termination benefits......................       --      4,613         --
Settlement cost...................................       --     (3,067)        --
                                                    -------    -------    -------
Net periodic benefit cost (income)................  $  (281)   $  (162)   $(1,244)
                                                    =======    =======    =======

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  TEAM MEMBER BENEFIT PLANS (CONTINUED)
    The prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Gains and losses in excess of 10% of the greater of the benefit obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

    The assumptions used in calculating the projected benefit obligation for 2001, 2000, and 1999 were as follows:

                                                         2001           2000           1999
                                                       --------       --------       --------
Discount rate........................................    7.00%          7.50%          6.75%
Expected rate of return on assets....................    8.50%          8.50%          8.50%
Long-term rate of increase in compensation levels....    3.50%          3.00%          3.00%

    During 1999, the Corporation made available to eligible team members the option to convert their pension plan benefit to a cash balance plan. Effective January 1, 2000, eligible new team members hired after December 31, 1999, are automatically enrolled in the cash balance plan as there are no new participants in the pension plan after December 31, 1999. The result of team members choosing the cash balance plan did not materially impact the Corporation's 2000 financial statements. The pension plan will continue for those eligible team members who did not elect the cash balance plan.

    During 2000, the Corporation made available to select employees an early retirement window. The impact of that reduction in participants resulted in the Settlement Costs and Special Termination Benefits presented in the above table.

    The Corporation, Expanets, Blue Dot and CornerStone provide various team member savings plans, which permit team members to defer receipt of compensation as provided in Section 401(k) of the Internal Revenue Code. Under the Plans, the team member may elect to direct a percentage of their gross compensation to be contributed to the Plans. The Corporation contributes up to a maximum of 3.5% of the team member's gross compensation contributed to the Plan. Expanets contributes up to 66.67% of the first 6% of team member contributions. Blue Dot contributes 25% of the first 6% of team member contributions. CornerStone contributes from 20% to 40% of the employee's contributions to the Plan up to a maximum amount of 5% of the employee's salary. Costs incurred under all of these plans were $8.8 million, $5.8 million and $3.0 million in 2001, 2000 and 1999.

    The Corporation also has various supplemental retirement plans for outside directors and selected management team members. The plans are nonqualified defined benefit plans that provide for certain amounts of salary continuation in the event of death before or after retirement or certain supplemental retirement benefits in lieu of any death benefits. In addition, the Corporation provides predetermined death benefits based upon compensation to beneficiaries of eligible team members who represent a reasonable insurable risk. To minimize the overall cost of plans providing life insurance benefits, the Corporation has obtained life insurance coverage to fund the benefit obligations. Costs incurred under the plans were $3.6 million, $2.1 million and $2.6 million in 2001, 2000 and 1999.

    The Corporation has a deferred compensation trust available to all team members of corporate and the regulated utility division who are participants in the team member savings plan and whose maximum elective contribution permissible under that plan could be limited by any provision of the Internal Revenue Code. Trust participants may invest contributions in common stock of the Corporation or other diversified investments available in the plan. Any investment elections in common

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  TEAM MEMBER BENEFIT PLANS (CONTINUED)
stock are presented as Treasury Stock; other investments as part of Investments; and an offsetting liability for both as part of Other Noncurrent Liabilities in the Consolidated Balance Sheets. Contributions by the Corporation to the plan were $64, $56 and $36 in 2001, 2000 and 1999.

    CornerStone has a Restricted Unit Plan, which authorizes the issuance of Common Units with an aggregate value of $17.5 million to directors, executives, managers and selected supervisors of CornerStone. The value of the Restricted Common Unit is established by the market price of the Common Unit at the date of grant. As of December 31, 2001, Restricted Common Units with a face value of $13.2 million have been awarded.

10.  EMPLOYEE STOCK OWNERSHIP PLAN

    The Corporation provides an Employee Stock Ownership Plan ("ESOP") for full-time team members of corporate and the regulated utility division. The ESOP acquired the majority of its shares through leveraged loans from a financial institution. The ESOP is funded primarily with federal income tax savings which arise from the deductibility of dividends, as allowed by the tax laws applicable to such team member benefit plans. Active employees enrolled in the plan prior to 1989 receive annual cash dividend payments, and may voluntarily contribute back to the plan a percentage of these dividends subject to discrimination rules of the IRS and ERISA. The Corporation then contributes a matching contribution equal to two times the voluntary contribution. Any excess after payment of the match is allocated pro rata to all participants. All dividends received on unallocated shares of participants enrolling subsequent to 1989 are used to repay the loans of the leveraged loan segment of the Plan. Shares on this leveraged portion of the plan are released as principal and interest on the loans are made. Certain Corporation contributions and shares of stock acquired by the ESOP are allocated to participants' accounts in proportion to the compensation of team members during the particular year for which the allocation is made subject to certain IRS limits. At December 31, 2001 and 2000, the ESOP had an outstanding loan balance of $7.0 million and $8.0 million, respectively, which is secured by the unallocated assets of the ESOP and guarantees of future minimum debt funding payments by the Corporation to the ESOP. Costs incurred under the plan were $.8 million in 2001 and $1.0 million each year in 2000 and 1999, respectively.

    The shares held by the plan are included in the number of average shares outstanding when computing the Corporation's basic and diluted earnings per share and any dividends paid to the plan are included in the common dividend totals. The number, classification and fair value of shares held by the plan at December 31 are as follows:

                                       2001                        2000
                             -------------------------   -------------------------
                              ALLOCATED    UNALLOCATED    ALLOCATED    UNALLOCATED
                             -----------   -----------   -----------   -----------
Number of shares...........      677,769      387,447        653,209       451,757
Fair value.................  $14,267,037   $8,155,759    $15,108,724   $10,449,139

11.  REGULATORY ASSETS AND LIABILITIES

    Our regulated business prepares their financial statements in accordance with the provisions of SFAS 71, as discussed in Note 1 to the Financial Statements. Under SFAS 71, regulatory assets and liabilities can be created for amounts that regulators may allow the Corporation to collect, or may require amounts paid back to customers in future electric and natural gas rates. The components of

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. REGULATORY ASSETS AND LIABILITIES (CONTINUED) unamortized regulatory assets and liabilities shown on the balance sheet at December 31 were as follows (in thousands):

                                                  REMAINING
                                                 AMORTIZATION
                                                    PERIOD        2001       2000
                                                 ------------   --------   --------
Environmental costs............................  1 year         $ 1,100    $ 2,215
Unrecovered gas costs..........................  1 year           7,347      6,911
Investment tax credit deferrals................  12 years        (6,704)    (7,239)
Other..........................................  1 year            (246)       (21)
                                                                -------    -------
                                                                $ 1,497    $ 1,866
                                                                =======    =======

12.  STOCK OPTIONS AND WARRANTS

    Under the NorthWestern Stock Option and Incentive Plan ("Plan"), the Corporation has reserved 2,750,000 shares for issuance to officers, key team members and directors as either incentive-based options or nonqualified options. The Nominating and Compensation Committee ("Committee") of the Corporation's Board of Directors administers the Plan. Unless established differently by the Committee, the per share option exercise price shall be the fair market value of the Corporation's common stock at the grant date. The options expire 10 years following the date of grant and vest over a three-year period beginning in the third year. In addition, the Corporation issued 1,279,476 warrants to non-employees to purchase shares of NorthWestern common stock at $18.225 per share in connection with a previous acquisition. During 2001, all of those remaining warrants were extinguished through a cashless exchange whereby holders received shares of the Corporation's common stock equivalent to the difference between the warrant price and the market price of the Corporation's

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  STOCK OPTIONS AND WARRANTS (CONTINUED)
common stock on the date of the exchange. 271,949 shares of common stock were issued in association with these transactions. A summary of the activity of stock options and warrants is as follows:

                                                        STOCK OPTIONS
                                             ------------------------------------
                                              SHARES         RANGE       WEIGHTED
                                             ---------   -------------   --------
Balance December 31, 1998..................    225,463   23.00 - 24.88    23.11
Issued.....................................    449,604   21.19 - 26.13    25.67
Canceled...................................    (11,000)          26.13    26.13
                                             ---------
Balance December 31, 1999..................    664,067   23.00 - 26.13    24.39
Issued.....................................    741,454   21.50 - 23.31    21.95
Canceled...................................    (14,000)  20.63 - 23.00    21.98
                                             ---------
Balance December 31, 2000..................  1,391,521   21.19 - 26.13    23.31
Issued.....................................    536,100   22.70 - 25.00    23.03
Canceled...................................    (43,129)  21.19 - 23.31    22.31
                                             ---------
Balance December 31, 2001..................  1,884,492   21.19 - 26.13    23.26
                                             =========

                                                              STOCK WARRANTS
                                                                  SHARES
                                                              --------------
Balance December 31, 1998...................................     1,105,158
Exercised...................................................       (90,896)
                                                                ----------
Balance December 31, 1999...................................     1,014,262
Exercised...................................................       (10,000)
                                                                ----------
Balance at December 31, 2000................................     1,004,262
Extinguished................................................    (1,004,262)
                                                                ----------
Balance December 31, 2001...................................            --
                                                                ==========

    The Corporation follows Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," to account for stock option plans. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant.

    An alternative method of accounting for stock options is SFAS 123, "Accounting for Stock-Based Compensation." Under SFAS 123, stock options are valued at grant date using the Black-Scholes valuation model and compensation cost is recognized ratably over the vesting period. Had compensation cost for the Corporation's stock option plan been determined as prescribed by SFAS 123,

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  STOCK OPTIONS AND WARRANTS (CONTINUED)
the pro forma information for 2001, 2000 and 1999 would have been as follows (in thousands except per share amounts):

                                                     2001       2000       1999
                                                   --------   --------   --------
Earnings on common stock
  As reported....................................  $37,514    $42,761    $37,871
  Pro forma......................................  $36,881    $42,365    $37,763
Diluted earnings per share
  As reported....................................  $  1.53    $  1.83    $  1.62
  Pro forma......................................     1.51    $  1.82    $  1.62

    The weighted average Black-Scholes value of options granted under the stock option plan during 2001, 2000 and 1999 was $3.17, $2.95 and $2.11. The 2001
value was estimated using an expected life of eight years, 5.2% dividend yield, volatility of 18.8% and risk-free interest rate of 5.1%.

13.  EARNINGS PER SHARE

    Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of the outstanding stock options and warrants. Average shares used in computing the basic and diluted earnings per share for 2001, 2000 and 1999 were as follows:

                                              2001         2000         1999
                                           ----------   ----------   ----------
  Basic computation......................  24,390,184   23,140,615   23,093,702
Dilutive effect of
  Stock options..........................      19,364       13,770       14,000
  Stock warrants.........................      45,760      183,396      263,704
  Diluted computation....................  24,455,308   23,337,781   23,371,403

    Certain outstanding antidilutive options and warrants have been excluded from the earnings per share calculations. These options and warrants total 1,221,876 shares, 697,976 shares and 386,852 shares in 2001, 2000 and 1999.

14.  CORNERSTONE DISTRIBUTIONS

    CornerStone makes distributions to its partners each fiscal quarter in an aggregate amount equal to its available cash, as defined in its partnership agreement. Distributions will generally be made 98% to the Common and Subordinated Unitholders and 2% to the general partner. To the extent there is sufficient available cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution, plus any arrearages, prior to the distribution of available cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below), and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

    The Subordination Period will generally extend until the first day of any future quarter in which a) distributions of available cash equal or exceed the Minimum Quarterly Distribution on each of the

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.  CORNERSTONE DISTRIBUTIONS (CONTINUED)
outstanding Common and Subordinated Units for each of the three consecutive four-quarter periods immediately preceding such date, b) the adjusted operating surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equals or exceeds the Minimum Quarterly Distribution on each of the Common and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and c) there are no outstanding Common Unit arrearages.

    In addition, 3,298,810 Subordinated Units may convert into Common Units if
a) distributions of available cash from operating surplus on each of the outstanding Common and Subordinated Units equal or exceed the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding the conversion date, b) the adjusted operating surplus generated during the immediately preceding two consecutive four-quarter periods equals or exceeds the Minimum Quarterly Distribution on all of the Common and Subordinated Units outstanding during that period and c) there are no arrearages on the Common Units. No subordinated units have converted to Common Units as of December 31, 2001. CornerStone will make distributions of its available cash approximately 45 days after the end of each quarter ending March, June, September and December to holders of record on the applicable record dates to the extent allowed under Credit and Partnership Agreements. For all quarters ended after December 31, 1997, CornerStone and the Corporation have elected to forgo the Subordinated Unit distributions.

    In July 2001, the Board of Directors announced that the distribution to Common Unit holders for the quarter ended June 30, 2001 would be reduced by 50%. The Minimum Quarterly Distribution was not changed however, and the difference between that and the reduced distribution will therefore accrete as a priority over any distribution on Subordinated Units. On January 18, 2002, in association with the amendment of the Bank Credit Facility (discussed in Note 5), CornerStone's ability to pay Minimum Quarterly Distributions has been suspended. As with the July reduction, the distributions will be subject to arrearage privileges, which total $1.08 per common unit at December 31, 2001.

15.  COMMITMENTS AND CONTINGENCIES

    The Corporation and its subsidiaries are parties to various pending proceedings and lawsuits, but in the judgment of management, after consultation with counsel for the Corporation, the nature of such proceedings and suits and the amounts involved do not depart from the routine litigation and proceedings incident to the kinds of businesses conducted by the Corporation, and management believes that such proceedings will not result in any material adverse impact on the Corporation's financial position or results of operations.

    The Corporation is subject to numerous state and federal environmental regulations. The Clean Air Act Amendments of 1990 (the Act) stipulate limitations on sulfur dioxide and nitrogen oxide emissions from coal-fired power plants. The Corporation believes it can comply with such sulfur dioxide emission requirements at its generating plants and that it is in compliance with all presently applicable environmental protection requirements and regulations. The Corporation is also subject to other environmental statutes and regulations including matters related to former manufactured gas plant sites. No administrative or judicial proceedings involving the Corporation are now pending or known by the Corporation to be contemplated under present environmental protection requirements.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Corporation's 1997 and 1998 federal income tax returns and Expanets' 1998 federal income tax return are under audit by the IRS. Certain state income and franchise tax returns are also under audit by various state agencies. Management believes that the final results of these audits will not have a material adverse effect on the Corporation's financial position or results of operations.

16.  CAPITAL STOCK

    In December 1996, the Corporation's Board of Directors declared, pursuant to a shareholders' rights plan, a dividend distribution of one Right on each outstanding share of the Corporation's common stock. Each Right becomes exercisable, upon the occurrence of certain events, at an exercise price of $50 per share, subject to adjustment. The Rights are currently not exercisable and will be exercisable only if a person or group of affiliated or associated persons ("Acquiring Person") either acquires ownership of 15% or more of the Corporation's common stock or commences a tender or exchange offer that would result in ownership of 15% or more. In the event the Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power are sold, each Right entitles the holder to receive such number of shares of common stock of the Acquiring Person having a market value of two times the then current exercise price of the Right. The Rights, which expire in December 2006, are redeemable in whole, but not in part, at a price of $.005 per Right, at the Corporation's option at any time until any Acquiring Person has acquired 15% or more of the Corporation's common stock.

    In October 2001 the Corporation completed a common stock offering of 3,680,000 shares. The offering resulted in net proceeds of $74.9 million and the funds were used to redeem certain subsidiary equity arrangements and for general corporate purposes, including reducing debt. The Corporation also issued 33,480 shares of common stock in 2001 under a restricted stock plan with a fair value at date of issuance of $.7 million. The stock vests over a four-year period and compensation expense is recognized ratably over the vesting period. Compensation expense for 2001 of $.2 million has been recognized.

    The Corporation is authorized to issue 1,000,000 shares of $100 par cumulative preferred stock. As of December 31, 2001 and 2000, there were 37,500 shares outstanding of which 26,000 were 4 1/2% Series and 11,500 were 6 1/2% Series. The provisions of the 6 1/2% Series stock contain a five-year put option exercisable by the holders of the securities and a 10-year redemption option exercisable by the Corporation. In any event, redemption will occur at par value. The 4 1/2% Series may be redeemed in whole or in part at the option of the Board of Directors at any time upon at least 30 days notice at $110.00 per share plus accrued dividends. In the event of involuntary dissolution, all Corporation preferred stock outstanding would have a preferential interest of $100 per share, plus accumulated dividends, before any distribution to common shareholders.

    The Corporation is authorized to issue a maximum of 1,000,000 shares of preference stock at a par value of $50 per share. No preference shares have been issued.

    Treasury stock held by the Corporation represents shares held by the Corporation's deferred compensation plan (see Note 9). 155,943 shares reflected at cost were held at December 31, 2001.

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. CORPORATION OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

SERIES       PAR VALUE    SHARES       2001       2000
------       ---------   ---------   --------   --------
                                        IN THOUSANDS
8.125%          $25      1,300,000   $ 32,500   $32,500
  7.2%          $25      2,200,000     55,000    55,000
 8.25%          $25      4,000,000    100,000        --
                         ---------   --------   -------
                         7,500,000   $187,500   $87,500
                         =========   ========   =======

    The Corporation has established three wholly owned, special-purpose business trusts, NWPS Capital Financing I, NorthWestern Capital Financing I, and NorthWestern Capital Financing II, to issue common and preferred securities and hold Subordinated Debentures that the Corporation issues. The sole assets of these trusts are the investments in Subordinated Debentures. The trusts use the interest payments received on the Subordinated Debentures to make quarterly cash distributions on the preferred securities. These Subordinated Debentures are unsecured and subordinated to all of the Corporation's other liabilities and rank equally with the guarantees related to the other trusts. The Corporation guarantees payment of the dividends on the preferred securities only if the Corporation has made the required interest payments on the Subordinated Debentures held by the trusts. In addition, the Corporation owns all of the common securities of each trust, equivalent to approximately 3% of the capital of each trust. Five years from the date of each issuance, the Corporation has the option of redeeming some or all of the Subordinated Debentures at 100% of their principal amount plus any accrued interest to the date of redemption. All of the Subordinated Debentures have a 30-year maturity period.

18.  SUBSEQUENT EVENTS

    On January 18, 2002, CornerStone announced that, as a result of its financial performance in the December 2001 quarter, it would not be in compliance with certain covenants of its $50 million Bank Credit Facility. Discussions with the lenders of this Facility led to an amendment that allows continued access to funding under the Facility. However, the amendment eliminates the ability of CornerStone to make further Minimum Quarterly Distributions during the term of the Facility. Pursuant to the Partnership Agreement, the suspension of distributions under the defined Minimum Quarterly Distribution will be subject to arrearage privileges, so that no distribution will be made to the Subordinated Unitholders until the arrearages have been paid to the Common Unitholders. In addition, CornerStone announced that it had retained Credit Suisse First Boston Corporation to pursue the possible sale or merger of the Partnership.

    Under the provisions of the December 2001 trust preferred securities offering, additional shares were issued on January 15, 2002. The Corporation also issued $111.0 million in 8.1% trust preferred securities through NorthWestern Capital Financing III, a special-purpose wholly owned business trust (4.4 million shares with $25 par value.) The securities were issued under terms identical to those identified in Note 17, "Corporation Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts." The proceeds were used for debt repayment and general corporate purposes.

    Under a credit agreement executed January 14, 2002, the Corporation entered into a credit facility for the acquisition The Montana Power Company's (NYSE:TAA) energy distribution and transmission business. The facility is comprised of $720.0 million term loan, a $280.0 million revolving credit facility

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  SUBSEQUENT EVENTS (CONTINUED)
and a $25.0 million swingline facility. The facility terminates 364 days subsequent to the acquisition closing date and bears interest at a variable rate tied to a certain Eurodollar index or prime rate plus a variable margin, which can range from zero to 2.75%. Proceeds from the $720.0 million term loan commitment and $19.0 million of the swingline commitment were used for the acquisition purchase price, related acquisition fees and repayment of $102.3 million of outstanding principal, interest and fees under the current credit facility (see Note 5) which was subsequently terminated.

    On February 15, 2002, the Corporation completed the acquisition of The Montana Power Company's energy distribution and transmission business for $602.0 million in cash and the assumption of $488.0 million in existing Montana Power Company debt and mandatorily redeemable, preferred securities of subsidiary trusts. As a result of the acquisition, the Corporation will be the provider of natural gas and electricity to more than 575,000 customers in Montana, South Dakota and Nebraska and the capacity to provide service to wider regions of the country. For accounting convenience, due to the burden of a mid-month closing, both parties have agreed to an effective date for the sale of January 31, 2002.

    The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of December 31, 2001. The Corporation is in the process of obtaining third-party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement, generally within one year of the date of acquisition and in the interim, has been allocated to goodwill. Final allocations will separate between goodwill, intangible assets subject to amortization and those that are not, useful lives and tax deductibility.

                                                                  IN
                                                              THOUSANDS
                                                              ----------
Current assets..............................................  $  219,830
Property, plant and equipment...............................   1,111,034
Goodwill & other intangibles................................       7,418
Other.......................................................     155,688
                                                              ----------
  Total assets acquired.....................................  $1,493,970
                                                              ==========
Current liabilities.........................................  $  168,465
Long-term debt..............................................     442,680
QUIPS.......................................................      41,879
Other.......................................................     300,995
                                                              ----------
  Total liabilities assumed.................................     954,019
                                                              ----------
Net assets acquired.........................................  $  531,951
                                                              ==========

    The following unaudited pro forma results of operations for the year ended December 31, 2001, give effect as if the acquisition had occurred as of January 1, 2001 (in thousands except per share amounts):

                                                                 2001
                                                              -----------
                                                              (UNAUDITED)
Revenues....................................................  $4,895,885
Net income..................................................  $   74,437
Diluted earnings per share..................................  $     1.68

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT AND RELATED INFORMATION

    The Corporation's six principal business segments are its electric, natural gas, communications, HVAC, retail propane and wholesale propane operations. The "All Other" segment includes the results of service and other nonenergy-related operations, activities and assets of the corporate office, as well as any reconciling or eliminating amounts.

    The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies except that the parent allocates some of its operating expenses and interest expense to the operating segments according to a methodology designed by management for internal reporting purposes and involves estimates and assumptions. Financial data for the business segments are as follows:

2001

                                 TOTAL
                              ELECTRIC AND                                 TOTAL
                              NATURAL GAS    COMMUNICATIONS     HVAC      PROPANE     ALL OTHER     TOTAL
                              ------------   --------------   --------   ----------   ---------   ----------
Operating revenues.........     $251,208       $1,032,033     $423,803   $2,513,777   $ 16,934    $4,237,755
Cost of sales..............      142,112          648,036      267,978    2,311,384     10,678     3,380,188
                                --------       ----------     --------   ----------   --------    ----------
Gross margin...............      109,096          383,997      155,825      202,393      6,256       857,567
Selling, general, &
  administrative...........       42,284          431,477      145,954      147,957     23,264       790,936
Depreciation...............       16,428           13,518        9,148       25,102      1,942        66,138
Amortization of goodwill &
  other intangibles........           --           35,647        7,245       16,466        269        59,627
Restructuring charge.......        4,499            5,906        7,239           --      7,272        24,916
                                --------       ----------     --------   ----------   --------    ----------
Operating income (loss)....       45,885         (102,551)     (13,761)      12,868    (26,491)      (84,050)
Interest expense...........       (8,692)         (17,330)      (3,835)     (48,164)   (12,344)      (90,365)
Investment income &
  other....................          306              683          204           --      6,830         8,023
                                --------       ----------     --------   ----------   --------    ----------
Income (loss) before taxes
  and minority interests...       37,499         (119,198)     (17,392)     (35,296)   (32,005)     (166,392)
Benefit (provision) for
  taxes....................      (11,857)          32,190        3,830        7,329     15,888        47,380
                                --------       ----------     --------   ----------   --------    ----------
Income (loss) before
  minority interests.......     $ 25,642       $  (87,008)    $(13,562)  $  (27,967)  $(16,117)   $ (119,012)
                                ========       ==========     ========   ==========   ========    ==========
Total Assets...............     $369,915       $  775,186     $386,249   $  850,985   $235,026    $2,617,361
                                ========       ==========     ========   ==========   ========    ==========
Maintenance Capital
  Expenditures.............     $ 12,818       $   18,957     $  8,521   $    5,909   $  1,204    $   47,409
                                ========       ==========     ========   ==========   ========    ==========

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT AND RELATED INFORMATION (CONTINUED)

2000

                                 TOTAL
                              ELECTRIC AND                                 TOTAL
                              NATURAL GAS    COMMUNICATIONS     HVAC      PROPANE     ALL OTHER     TOTAL
                              ------------   --------------   --------   ----------   ---------   ----------
Operating revenues.........     $181,309       $1,104,034     $408,829   $5,422,616   $ 15,302    $7,132,090
Cost of sales..............       88,156          740,553      260,975    5,196,300      9,691     6,295,675
                                --------       ----------     --------   ----------   --------    ----------
Gross margin...............       93,153          363,481      147,854      226,316      5,611       836,415
Selling, general, &
  administrative...........       39,211          350,926      129,447      149,777     17,453       686,814
Depreciation...............       15,919            7,614        7,901       25,271      1,329        58,034
Amortization of goodwill &
  other intangibles........           --           29,552        5,891       14,814         38        50,295
                                --------       ----------     --------   ----------   --------    ----------
Operating income (loss)....       38,023          (24,611)       4,615       36,454    (13,209)       41,272
Interest expense...........       (7,760)          (4,019)      (4,877)     (42,738)   (17,813)      (77,207)
Investment income &
  other....................         (194)             508          401           --      8,266         8,981
                                --------       ----------     --------   ----------   --------    ----------
Income (loss) before taxes
  and minority interests...       30,069          (28,122)         139       (6,284)   (22,756)      (26,954)
Benefit (provision) for
  taxes....................       (9,819)           8,323       (2,404)        (972)     8,989         4,117
                                --------       ----------     --------   ----------   --------    ----------
Income (loss) before
  minority interests.......     $ 20,250       $  (19,799)    $ (2,265)  $   (7,256)  $(13,767)   $  (22,837)
                                ========       ==========     ========   ==========   ========    ==========
Total Assets...............     $368,308       $  729,063     $378,711   $1,238,837   $183,151    $2,898,070
                                ========       ==========     ========   ==========   ========    ==========
Maintenance Capital
  Expenditures.............     $ 10,810       $   10,434     $  7,366   $    3,109   $    378    $   32,097
                                ========       ==========     ========   ==========   ========    ==========

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT AND RELATED INFORMATION (CONTINUED)
1999

                                 TOTAL
                              ELECTRIC AND                                 TOTAL        ALL
                              NATURAL GAS    COMMUNICATIONS     HVAC      PROPANE      OTHER       TOTAL
                              ------------   --------------   --------   ----------   --------   ----------
Operating revenues.........     $152,166        $294,878      $293,736   $2,246,400   $ 17,160   $3,004,340
Cost of sales..............       65,511         168,888       182,190    2,038,714     12,462    2,467,765
                                --------        --------      --------   ----------   --------   ----------
Gross margin...............       86,655         125,990       111,546      207,686      4,698      536,575
Selling, general, &
  administrative...........       37,016         102,507        96,723      137,859     14,612      388,717
Depreciation...............       14,920           3,257         4,425       20,587        413       43,602
Amortization of goodwill &
  other intangibles........           --           7,211         4,243       13,215         31       24,700
                                --------        --------      --------   ----------   --------   ----------
Operating income (loss)....       34,719          13,015         6,155       36,025    (10,358)      79,556
Interest expense...........       (8,790)         (1,384)       (1,210)     (32,176)    (9,594)     (53,154)
Investment income &
  other....................          366          (1,016)          691           --      9,759        9,800
                                --------        --------      --------   ----------   --------   ----------
Income (loss) before taxes
  and minority interests...       26,295          10,615         5,636        3,849    (10,193)      36,202
Benefit (provision) for
  taxes....................       (8,816)         (7,129)       (3,532)        (693)     5,704      (14,466)
                                --------        --------      --------   ----------   --------   ----------
Income (loss) before
  minority interests.......     $ 17,479        $  3,486      $  2,104   $    3,156   $ (4,489)  $   21,736
                                ========        ========      ========   ==========   ========   ==========
Total Assets...............     $364,673        $324,489      $279,140   $  861,813   $126,646   $1,956,761
                                ========        ========      ========   ==========   ========   ==========
Maintenance Capital
  Expenditures.............     $ 12,813        $  3,589      $  7,763   $    7,735   $    699   $   32,599
                                ========        ========      ========   ==========   ========   ==========

                                         2001                  2000                  1999
                                  -------------------   -------------------   -------------------
                                             NATURAL               NATURAL               NATURAL
                                  ELECTRIC     GAS      ELECTRIC     GAS      ELECTRIC     GAS
                                  --------   --------   --------   --------   --------   --------
Operating revenues..............  $106,995   $144,213   $ 86,575   $ 94,734   $ 83,943   $ 68,223
Cost of sales...................    23,052    119,060     16,782     71,374     18,456     47,055
                                  --------   --------   --------   --------   --------   --------
Gross margin....................    83,943     25,153     69,793     23,360     65,487     21,168
Selling, general &
  administrative................    27,734     14,550     25,397     13,814     24,722     12,294
Depreciation....................    13,193      3,235     12,663      3,256     12,006      2,914
Restructuring charge............     3,329      1,170         --         --         --         --
                                  --------   --------   --------   --------   --------   --------
Operating Income................  $ 39,687   $  6,198   $ 31,733   $  6,290   $ 28,759   $  5,960
                                  ========   ========   ========   ========   ========   ========

                            NORTHWESTERN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.  SEGMENT AND RELATED INFORMATION (CONTINUED)

                                      2001                    2000                    1999
                              ---------------------   ---------------------   ---------------------
                               RETAIL    WHOLESALE     RETAIL    WHOLESALE     RETAIL    WHOLESALE
                              PROPANE     PROPANE     PROPANE     PROPANE     PROPANE     PROPANE
                              --------   ----------   --------   ----------   --------   ----------
Operating revenues..........  $373,853   $2,139,924   $389,447    5,033,169   $303,947   $1,942,453
Cost of sales...............   195,541    2,115,843    211,139    4,985,161    133,084    1,905,630
                              --------   ----------   --------   ----------   --------   ----------
Gross margin................  $178,312   $   24,081   $178,308   $   48,008   $170,863   $   36,823
                              ========   ==========   ========   ==========   ========   ==========

20. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  FIRST        SECOND       THIRD        FOURTH
                                                ----------   ----------   ----------   ----------
                                                      IN THOUSANDS EXCEPT PER SHARE AMOUNTS
2001
Operating revenues............................  $1,496,689   $1,031,586   $  912,061   $  797,419
Gross margin..................................  $  238,358   $  228,063   $  189,836   $  201,310
Operating income (loss)*......................  $   (4,752)  $  (10,829)  $  (27,058)  $  (41,411)
Net income*...................................  $   18,389   $   10,780   $   10,272   $    5,091
Average common shares outstanding.............      23,433       23,669       23,706       26,724
Basic earnings per average common share**.....  $      .71   $      .38   $      .36   $      .12
Diluted earnings per average common share**...  $      .70   $      .38   $      .36   $      .12

Dividends per share...........................  $    .2975   $    .2975   $    .2975   $    .3175
Stock price:
  High........................................  $    25.65   $    26.75   $    23.10   $    22.35
  Low.........................................  $    21.63   $    21.75   $    20.90   $    18.25
  Quarter-end close...........................  $    24.50   $    22.40   $    22.00   $    21.05

2000
Operating revenues............................  $1,330,944   $1,637,715   $1,613,573   $2,549,858
Gross margin..................................  $  168,193   $  204,127   $  222,620   $  241,475
Operating income (loss).......................  $   35,989   $     (828)  $    2,751   $    3,360
Net income....................................  $   16,239   $    7,702   $    9,947   $   15,665
Average common shares outstanding.............      23,109       23,117       23,119       23,216
Basic earnings per average common share.......  $      .63   $      .26   $      .36   $      .60
Diluted earnings per average common share.....  $      .62   $      .26   $      .35   $      .60

Dividends per share...........................  $    .2775   $    .2775   $    .2775   $    .2975
Stock price:
  High........................................  $    23.25   $    23.94   $    23.94   $    23.75
  Low.........................................  $    20.63   $    21.00   $    19.13   $    19.31
  Quarter-end close...........................  $    20.63   $    23.13   $    19.50   $    23.13

------------------------

*   Includes effect of a pretax restructuring charge of $24.9 million.

** The 2001 quarterly basic and diluted earnings per average common shares do not total to the 2001 annual basic and diluted earnings per average common shares due to the effect of common stock issuances during the year.